Exhibit 10.2
FULTON FINANCIAL
CORPORATION

Time-Vested Restricted Stock Unit Award Agreement (“Award Agreement”)

[GRANT DATE]
[PARTICIPANT NAME]
[HOME ADDRESS]

Dear [PARTICIPANT NAME]:
Pursuant to the terms and conditions of the 2022 Amended and Restated Equity and Cash Incentive Compensation Plan (the “2022 Plan”) of Fulton Financial Corporation (“Fulton”), you are the recipient of a time-vested Restricted Stock Unit (“RSU”) award (the “Award”). The Award has the following terms and conditions as of the Date of Grant. Capitalized terms used herein but not defined shall have the meanings set forth in the 2022 Plan.

Granted To:	[PARTICIPANT NAME]
Date of Grant:	[GRANT DATE]
Number of Time-Vested RSUs Granted:	[TOTAL AWARDS]
Restricted Period:	Unless your Award is forfeited before the end of the Restricted Period, the Restricted Period will end three years after the Date of Grant.
Retirement:
Upon your Retirement eligibility as defined in the 2022 Plan, the forfeiture restrictions on your award lapse.
Upon termination of employment due to Retirement,
Shares will be delivered to you no sooner than the date that is six months following your Retirement date.

Death or Disability:	Upon your death or Disability, your Award will vest, and Shares will be delivered to you within 90 days of the date of death or Disability.
Layoff or Position Elimination:
Upon a lay off or position elimination, your Award will vest and Shares will be delivered to you within 60 days of the date of your layoff or position elimination, subject to your execution of a severance agreement and general release of claims in a form provided by Fulton within 45 days of your last day of employment and such release becoming effective. If you also are Retirement eligible as defined in the 2022 Plan, your Award will be delivered to you no sooner than the date that is 6 months from your date of layoff or position elimination.

Change in Control:
In the event of a termination of Continuous Service without Cause during the 12-month period following a Change in Control, the Restricted Period will expire with respect to 100% of your RSUs as of the date of your termination of employment, and Shares will be delivered to you within 60 days of the date of your termination of employment, subject to your execution of a general release of claims in a form provided by Fulton within 45 days of your last day of employment and such release becoming effective. If you also are Retirement eligible as defined in the 2022 Plan, your Award will be delivered to you no sooner than the date that is 6 months from your date of termination of employment.

Right to Dividend Equivalents:	Each RSU shall be credited with Dividend Equivalents, which shall be paid on the Payment Date, (as defined below), to the extent the underlying Shares vest.
Clawback:
Your Award is subject to Fulton’s Mandatory Recovery of Compensation Policy, the Amended and Restated Compensatory Recovery “Clawback” Policy, and any clawback policy that may be adopted by the Board or any committee thereof, and you are required to comply with these policies. You acknowledge that future grants of incentive compensation, and the continued vesting or earning of currently held incentive compensation, are expressly conditioned upon your agreement to comply with these policies.

Forfeiture:
If your Continuous Service is terminated for any reason not approved by the Committee or set forth in this Award Agreement, your Award will not vest and will be forfeited in accordance with the 2022 Plan. Your Award is subject to forfeiture until the expiration of the
Restricted Period, including all Dividend Equivalents, pursuant to the terms of the 2022 Plan.

Termination for Cause:
In the event of your termination of Continuous Service for Cause, or in the event Fulton determines, after the date of your termination of Continuous Service, that circumstances exist that would have given rise to your termination for Cause, the Award will not vest, and Fulton shall have the right to require your repayment of any portion of your Award that previously vested.

Net Settlement of Award:	Upon the lapse of the forfeiture restrictions with respect to your Award, you authorize the withholding of Shares from your Award for the payment of some or all your federal, state, or local taxes.
Timing of Award Payment:	Payment will be made in the form of Shares within 60 days following the end of the Restricted Period (or such earlier or later date as specified herein, the “Payment Date”).

The vesting of this Award will have tax consequences for you. We recommend that you consult your tax advisor. You have thirty (30) days after the date of this Award Agreement to either accept or decline this Award. No Award under this Award Agreement shall be released or otherwise paid unless and until you sign this Award Agreement.

Very Truly Yours,

Curtis J. Myers
Chairman and Chief Executive Officer Fulton Financial Corporation

I, [PARTICIPANT NAME], hereby acknowledge receipt of this Award made to me on the Date of Grant and agree to the terms and conditions of this Award Agreement.
[REQUIRED SIGNATURE]
[ACCEPTANCE DATE]

I, [PARTICIPANT NAME], hereby acknowledge receipt of the attached Mandatory Recovery of Compensation Policy and the attached Amended and Restated Compensatory Recovery “Clawback” Policy.
[REQUIRED SIGNATURE]
[ACCEPTANCE DATE]